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For Immediate Release
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Thursday, May 15, 2003

Frank J. Drohan
212-563-4141

       JOL signs development contract with State of Qatar
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               Alfa has option to acquire JOL
              --------------------------------

New York, N.Y. - May 15, 2003  -- Journey of Light (Jersey),
Ltd., ("JOL"), today announced that it has signed a real estate development contract with the government of Qatar. Alfa
International Corp. (OTC BB: TYBR) holds an option to acquire
JOL.

Under the terms of the contract JOL will be granted a 99 year full concession lease on a 180 acre parcel of prime waterfront real estate in the capital city of Doha. JOL will pay a nominal annual rental of $10,000 per year on the leased land.

JOL's planned development - tentatively named the "Global Park", will include:

     - two five star resort hotels and at least one three star hotel, including health clubs & sports facilities
     - conference & convention centers as well as serviced vacation chalets associated with the hotels,
     -    an office tower - for commercial, governmental and
          N.G.O. tenants
     - an Epcot-like park with several pavilion buildings relating to the themes of: science, space & space travel, energy, health, education, ecology, the earth and world heritages. A "space camp" facility is also under consideration.
     -    The International Center for Conflict Resolution &
          --------------------------------------------------
          Prevention. This will be a world class management
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          training & educational facility dedicated to the
          latest techniques & science associated with corporate & political conflict resolution.

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     -    a wide variety of both upscale and moderate shopping,
          retail and restaurant facilities
     - architecturally elegant landscaped setting for the entire Global Park

JOL's president, Frank Drohan, remarked, "We are very pleased that our negotiations with the government of Qatar have culminated in this contract. Although we have not yet had the land officially appraised, based upon our talks with high ranking government officials and local banking authorities, we believe the land, which is presently un-developed, to be valued in excess of two hundred million U.S. Dollars ($200,000,000). We expect the development costs to be several hundred million dollars - and have already held serious discussions with prospective lenders, investors, partners and international contractors.

JOL (and its partners and joint-venture partners, if any) will own, operate and manage the entire Global Park, including the theme park, hotels, office towers and retail facilities.

The contract with the State of Qatar contemplates a 20 month period for JOL to complete its feasibility study and design phase. Completion of construction is expected by early 2007. The contract specifies that the government will reimburse JOL - up to a maximum one million dollars ($1,000,000) - for its costs incurred in completing the feasibility study stage. JOL plans to be operating the Global Park in 2007 to coincide with the arrival in Qatar of large numbers of visitors and tourists associated with the "Asian Games" then being hosted by Qatar.

The Minister of Finance of Qatar, His Excellency Mr. Youssef Kamal, executed the contract on behalf of the government of Qatar and later commented, "We are delighted to have entered into this agreement with JOL and look forward to assisting them in any way we are able in order to bring this Project to a successful conclusion. The ruler, the Emir of Qatar, His Highness Hamad Bin Khalifa Al-Thani, with whom JOL management has previously met to present the Project, is most pleased to see the JOL Global Park project moving forward." H.E. Minister Kamal continued, " We anticipate that the Global Park will help position Qatar as a world class "Family Destination Resort" for tourists as well as the regional center for important economic, political and environmental conferences."
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The contract further provides that the government of Qatar (1)
will provide political support to the Global Park by advertising and promoting it through its embassies, commercial attaches, Ministry of Tourism and other government institutions such as Qatar Airlines, (2) will grant JOL an exemption from all local Qatari taxes for ten (10) years beginning after the Global Park is completed and operating (3) will provide preferential utility rates to JOL for all its electricity and water requirements for a period of thirty (30) years beginning on the date JOL begins construction activities, and (4) has granted JOL the option of integrating a Science Center project into its Global Park. The Science Center is a 175 million dollar ($175,000,000) project funded and developed by the Doha Foundation - a billion dollar foundation chaired by the Emir's wife.

The discovery of the largest natural gas field in history has made Qatar the third largest holder of natural gas reserves (exceeded only by Russia and Iran) and one of the wealthiest countries in the world. Recent events such as the adoption of a constitution, free elections to local offices and the transfer of the regional U.S. military headquarters to Qatar, have demonstrated Qatar's political stability and the ruler's moderation and modernizing manner. Qatar is presently at the beginning of a development boom and construction activity and investment inflows are accelerating rapidly.

JOL intends to develop the property into a highly profitable Global Park - a combination resort / theme park / educational experience - which will become the premier "family destination" in the region. The Global Park's resort hotels will be adjacent to the world renowned Doha Golf Club - a 36 hole championship course. Qatar's location, climate political stability and modern facilities will all enhance the Global Park's attraction for tourists. JOL is in advanced negotiations with some of the world's largest and most prominent financial, consulting and construction companies - all of whom are highly interested in participating in the Global Park project.

Alfa International Corp. (OTC BB: TYBR) has an option to acquire all or part of JOL in accordance with the terms of the letter agreement between Alfa and JOL originally dated August 2, 2002 and amended on November 19, 2002 and March 4, 2003 and attached


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as an exhibit to Alfa's annual filing on Form 10-KSB with the
Securities & Exchange Commission for the year ended December 31,
2002 . Frank J. Drohan is the president of Alfa and of JOL.


For more information contact:

                      Frank J. Drohan
                  Alfa International Corp.
                 The Empire State Building
                        Suite 1103
                     350 Fifth Avenue
                   New York, N.Y. 10118
                     Tel: 212-563-4141
                     Fax: 212-563-3355
             E-mail: frankd@journey-of-light.com




SOURCE:  Alfa International Corp.

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